Exhibit 99.1

NEWS
Contact:
Mary Dean Hall
Senior Vice President, Chief Financial Officer and Treasurer
investor@quakerchem.com
T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES QUAKER CHEMICAL’S

SECOND QUARTER 2019 RESULTS

•	Quaker Chemical Corporation closed its combination with Houghton International, Inc. earlier today

•	Net sales of $205.9 million reflect a 3% negative foreign exchange impact and certain end-market challenges

•	Reported net income of $15.6 million or $1.17 per diluted share

•	Adjusted EBITDA and non-GAAP earnings per diluted share decrease 2% to $31.4 million and $1.56, respectively, primarily due to a 3% negative foreign exchange impact on earnings

August 1, 2019

CONSHOHOCKEN, PA – Quaker Chemical Corporation (“the Company”, also known as Quaker Houghton) (NYSE: KWR) today announced that it completed its combination with Houghton International, Inc. (“Houghton”) (herein referred to as “the Combination”). The results of operations of Houghton are not included in the Company’s results herein described in this press release as the date of closing was after June 30, 2019. For additional details on the Combination, please review the press release issued earlier today.

Regarding the Company’s second quarter of 2019 performance, the Company’s current quarter net sales of $205.9 million decreased 7% compared to $222.0 million in the prior year second quarter, including a negative impact from foreign currency translation of 3% as well as lower volumes resulting from certain end-market challenges. Despite this quarter-over-quarter decrease in net sales, the Company’s current quarter operating earnings benefited from both a consistent gross margin of 36.5% and an 8% decrease in selling, general and administrative (“SG&A”) expenses.

The Company’s second quarter of 2019 net income was $15.6 million or $1.17 per diluted share compared to second quarter of 2018 net income of $19.2 million or $1.44 per diluted share. Both the second quarters of 2019 and 2018 reported results were impacted by expenses related to the Company’s combination with Houghton. Excluding Houghton costs and all other non-core items in each period, the Company’s second quarter of 2019 adjusted EBITDA and non-GAAP earnings per diluted share were $31.4 million and $1.56, respectively, compared to $32.2 million and $1.59, respectively, in the prior year. These year-over-year decreases were primarily due to the negative impact of foreign exchange of approximately 3% or $0.04 per diluted share. In addition, the Company had strong net operating cash flow of $22.4 million for both the second quarter and first six months of 2019, increasing 32% and 14% compared to the respective prior year periods.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “During the second quarter we faced two main challenges, a decline in our underlying markets and a continued negative impact from foreign exchange. The decline in our underlying markets was primarily due to global automotive production being down approximately 7%, as well as a number of our global customers, especially in steel, reducing production in June due to inventory corrections. However, we were able to partially overcome these challenges through our continued market share gains. As we enter into the second half of the year, we do not expect to experience the same magnitude of the current quarter challenges, as many of the market headwinds and the foreign exchange impact we faced in the first half of 2019 began near the end of the second quarter of 2018 and gradually worsened throughout the second half of the year.”

Quaker Houghton

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 1.610.832.4000 F: 1.610.832.8682

quakerhoughton.com

Mr. Barry continued, “I continue to be very confident in our future. Today, we can finally begin our journey as Quaker Houghton and in two years we expect to have an enterprise that will be integrated, positioned for above market growth and generating over $300 million of adjusted EBITDA on a going forward basis.”

Second Quarter of 2019 Summary

Net sales were $205.9 million in the second quarter of 2019 compared to $222.0 million in the second quarter of 2018. The net sales decrease of 7% quarter-over-quarter was driven by a negative impact from foreign currency translation of 3% or $6.6 million, as well as a decrease in sales volumes of 3% and lower selling price and product mix of 1%.

Gross profit in the second quarter of 2019 decreased $5.8 million compared to the second quarter of 2018, primarily due to the decrease in net sales noted above, as the Company’s gross margin was 36.5% in both the second quarters of 2019 and 2018.

SG&A decreased $4.1 million in the second quarter of 2019 compared to the second quarter of 2018 primarily due to the positive impact from foreign currency translation as well as lower labor-related costs quarter-over-quarter.

During the second quarter of 2019, the Company incurred $4.6 million of Houghton combination and other acquisition-related expenses, primarily for legal, financial and other advisory and consultant expenses for its acquisition-related activities. Comparatively, the Company incurred $4.3 million of similar acquisition-related expenses during the second quarter of 2018.

Operating income in the second quarter of 2019 was $20.5 million compared to $22.6 million in the second quarter of 2018. Excluding Houghton combination and other acquisition-related expenses as well as other non-core items in SG&A, the Company’s current quarter non-GAAP operating income decreased to $25.5 million compared to $26.9 million in the prior year, primarily due to the negative impact of foreign currency translation.

Other income, net, was less than $0.1 million in the second quarter of 2019 compared to $0.3 million in the second quarter of 2018. The quarter-over-quarter change was primarily driven by an increase in non-service pension and postretirement benefit costs and a prior year gain on the sale of an available-for-sale asset, partially offset by lower foreign currency transaction losses in the current quarter.

Interest expense decreased $0.3 million during the second quarter of 2019 compared to the second quarter of 2018, primarily due to lower average outstanding borrowings on the Company’s existing credit facility during the current quarter. Interest income was relatively consistent quarter-over-quarter.

The Company’s effective tax rates for the second quarters of 2019 and 2018 were 24.2% and 16.8%, respectively. These effective tax rates include the impacts of Houghton combination and other acquisition-related expenses, certain of which were non-deductible. In addition, the Company recorded a tax adjustment of $1.2 million in the second quarter of 2018 to decrease its initial fourth quarter of 2017 estimate of the one-time charge on deemed repatriation of undistributed earnings (“U.S. Transition tax”) associated with the U.S. Tax Cuts and Jobs Act. Excluding the impact of Houghton combination and other acquisition-related expenses, the U.S. Transition tax and all other non-core items in each quarter, the Company estimates that its second quarters of 2019 and 2018 effective tax rates would have been approximately 22% and 21%, respectively. The Company’s second quarter of 2019 effective tax rate includes higher current quarter tax expense related to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% during the second quarter of 2019 while it awaits recertification of a concessionary 15% tax rate. The concessionary 15% tax rate was available to the Company’s subsidiary during all quarters of 2018. This increase to the Company’s current quarter effective tax rate was partially offset by a favorable impact from a shift in earnings to entities with lower effective tax rates compared to the second quarter of 2018.

Equity in net income of associated companies decreased $0.6 million in the second quarter of 2019 compared to the second quarter of 2018, primarily due to lower earnings from the Company’s interest in a captive insurance company.

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The Company’s net income attributable to noncontrolling interest was consistent at $0.1 million in both the second quarters of 2019 and 2018.

Foreign exchange negatively impacted the Company’s second quarter of 2019 earnings by approximately 3% or $0.04 per diluted share, primarily due to the negative impact from foreign currency translation partially offset by lower foreign exchange transaction losses quarter-over-quarter, noted above.

Year-to-Date 2019 Summary

Net sales were $417.1 million in the first six months of 2019 compared to $434.0 million in the first six months of 2018. The net sales decrease of 4% year-over-year was driven by a negative impact from foreign currency translation of 4% or $16.2 million, as both volume levels and the impact of price and product mix were consistent year-over-year.

Gross profit in the first six months of 2019 decreased $5.5 million compared to the first six months of 2018, primarily due to the net sales decrease noted above, partially offset by a higher gross margin of 36.2% in the first six months of 2019 compared to 36.0% in the prior year. The increase in the Company’s current year gross margin was primarily due to pricing initiatives and the mix of certain products sold.

SG&A decreased $2.6 million in the first six months of 2019 compared to the prior year period primarily due to the positive impact from foreign currency translation partially offset by higher labor-related costs, including annual merit increases.

During the first six months of 2019, the Company incurred $9.1 million of Houghton combination and other acquisition-related expenses, primarily for legal, financial and other advisory and consultant expenses for its acquisition-related activity. Comparatively, the Company incurred $9.5 million of similar acquisition-related expenses during the first six months of 2018.

Operating income in the first six months of 2019 was $40.4 million compared to $42.8 million in the first six months of 2018. Excluding Houghton combination and other acquisition-related expenses as well as other non-core items in SG&A, the Company’s first six months of 2019 non-GAAP operating income was $49.8 million compared to $52.3 million in the prior year due primarily to the decrease in net sales partially offset by higher current year gross margin and the decrease in SG&A, noted above.

Other expense, net, was $0.6 million in the first six months of 2019 compared to $0.1 million in the first six months of 2018. The year-over-year change was primarily driven by an increase in non-service pension and postretirement benefit costs and a prior year gain on the sale of an available-for-sale asset, partially offset by lower foreign currency transaction losses in the current year.

Interest expense decreased $0.8 million during the first six months of 2019 compared to the first six months of 2018, primarily due to lower average outstanding borrowings on the Company’s existing credit facility during the current year. Interest income was relatively consistent in both the first six months of 2019 and 2018.

The Company’s effective tax rates for the first six months of 2019 and 2018 were 25.4% and 22.8%, respectively. Similar to the second quarter of 2019 summary above, the Company’s first six months of 2019 and 2018 effective tax rates include the U.S. Transition tax adjustment and the impacts of Houghton combination and other acquisition-related expenses, certain of which were non-deductible. Excluding the impact of these and all other non-core items in each period, the Company estimates that its effective tax rates would have been approximately 23% and 24% in the first six months of 2019 and 2018, respectively. The Company’s first six months of 2019 effective tax rate was positively impacted by a shift in earnings to entities with lower effective tax rates year-over-year, partially offset by higher current year tax expense related to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% during the first six months of 2019 while it awaits recertification of a concessionary 15% tax rate. The concessionary 15% tax rate was available to the Company’s subsidiary during all quarters of 2018.

Equity in net income of associated companies increased $0.1 million in the first six months of 2019 compared to the first six months of 2018, primarily due to higher earnings from the Company’s interest in a captive insurance company.

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The Company’s net income attributable to noncontrolling interest was relatively consistent in both the first six months of 2019 and 2018.

Foreign exchange negatively impacted the Company’s first six months of 2019 earnings by approximately 3% or $0.10 per diluted share, primarily due to the negative impact from foreign currency translation partially offset by lower foreign exchange transaction losses year-over-year, noted above.

Balance Sheet and Cash Flow Items

The Company had net operating cash flow of $22.4 million in the first six months of 2019 compared to $19.7 million in the first six months of 2018. The $2.7 million or 14% increase in net operating cash flow year-over-year was primarily due to working capital improvement in the current period compared to the prior year partially offset by higher current year cash tax payments. In addition, the Company has paid $9.9 million of dividends to its shareholders during the first six months of 2019, a 4% increase compared to the prior year. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at June 30, 2019 by $73.9 million.

The Company adopted new guidance regarding the accounting and disclosure for leases in the first quarter of 2019, as required. Adoption of this lease accounting guidance did not have a material impact on the Company’s reported earnings or cash flows, however, adoption did result in a material impact to the Company’s balance sheet to establish right of use lease assets and associated lease liabilities. As of June 30, 2019, the Company had right of use lease assets of $24.8 million and associated short-term and long-term lease liabilities of $5.1 million and $19.2 million, respectively.

Houghton Combination

On August 1, 2019, the Company completed its combination with Houghton, whereby the Company acquired all of the issued and outstanding shares of Houghton from Gulf Houghton Lubricants, Ltd. in accordance with the share purchase agreement dated April 4, 2017. The final purchase consideration was comprised of: (i) approximately $170.8 million in cash; (ii) the issuance of approximately 4.3 million shares of common stock of the Company with par value of $1.00, comprising 24.5% of the common stock of the Company at closing; and (iii) the Company’s refinancing of approximately $660 million of Houghton’s net indebtedness at closing, not including cash proceeds from the divestiture, described below. The Combination was subject to certain regulatory and shareholder approvals. At a shareholder meeting held during 2017, the Company’s shareholders overwhelmingly approved the issuance of the new shares of the Company’s common stock at closing of the Combination. Also, in 2017, the Company received regulatory approvals for the Combination from China and Australia. The Company received regulatory approvals from the European Commission (“EC”) during the second quarter of 2019 and the U.S. Federal Trade Commissions (“FTC”) in July 2019. The approvals from the FTC and the EC required the concurrent divestiture of certain steel and aluminum product lines of Houghton, which were sold on August 1, 2019 for approximately $37 million in cash. The final remedy agreed to with the EC and the FTC is consistent with the Company’s previous guidance that the total divested product lines would be approximately 3% of the combined company’s revenue. In connection with the Combination, the Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity and replaced these commitments with a syndicated bank agreement (“the New Credit Facility”) with customary terms and conditions. Prior to closing the Combination, during July 2019, the Company amended and extended the bank commitment to August 30, 2019. The New Credit Facility was contingent upon and was not effective until the closing of the Combination. Concurrent with closing of the Combination on August 1, 2019, the New Credit Facility is in full effect and is the Company’s primary borrowing facility, replacing the Company’s previous revolving credit facility. The New Credit Facility is comprised of (i) a $400.0 million multicurrency revolver; (ii) a $600.0 million USD term loan; and (iii) a $150.0 million EUR equivalent term loan, each with a five-year maturity from the date the New Credit Facility became effective. At closing, the Company borrowed $750.0 million under the term loans available in the New Credit Facility and approximately $180 million under the multicurrency revolver, with a remaining capacity under the revolver of approximately $220 million for additional liquidity. For additional details, please review the press release issued earlier today which further discusses the Combination.

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Non-GAAP Measures

The information included in this public release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net - adjusted, and taxes on income before equity in net income of associated companies - adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

During the first quarter of 2019, the Company updated its calculation methodology to include the use of interest expense net of interest income in the reconciliation of EBITDA and adjusted EBITDA, compared to its historical use of only interest expense, and also to include the non-service component of the Company’s pension and postretirement benefit costs in the reconciliation of adjusted EBITDA, non-GAAP net income attributable to Quaker Chemical Corporation and non-GAAP earnings per diluted share. Prior year amounts have been recast for comparability purposes and the change in calculation methodology does not produce materially different results. The Company believes these updated calculations better reflect its underlying operating performance and better aligns the Company’s calculations to those commonly used by analysts, investors, and competitors in our industry.

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The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating income	$20,531	$22,563	$40,360	$42,794
Houghton combination and other acquisition-related expenses (a)	4,604	4,291	9,087	9,500
Charges related to the settlement of a non-core equipment sale	384	—	384	—
Non-GAAP operating income	$25,519	$26,854	$49,831	$52,294
Non-GAAP operating margin (%)	12.4%	12.1%	11.9%	12.0%

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Quaker Chemical Corporation	$15,591	$19,246	$29,435	$31,978
Depreciation and amortization	4,843	4,981	9,702	10,028
Interest expense, net (b)	733	1,031	1,509	2,234
Taxes on income before equity in net income of associated companies (c)	4,800	3,668	9,729	9,224
EBITDA	$25,967	$28,926	$50,375	$53,464
Equity income in a captive insurance company	(390)	(1,015)	(736)	(643)
Houghton combination and other acquisition-related expenses (a)	4,604	3,681	9,087	8,890
Pension and postretirement benefit costs, non-service components	895	569	1,791	1,145
Charges related to the settlement of a non-core equipment sale	384	—	384	—
Currency conversion impacts of hyper- inflationary economies	(31)	26	163	244
Adjusted EBITDA	$31,429	$32,187	$61,064	$63,100
Adjusted EBITDA margin (%)	15.3%	14.5%	14.6%	14.5%

Adjusted EBITDA	$31,429	$32,187	$61,064	$63,100
Less: Depreciation and amortization	4,843	4,981	9,702	10,028
Less: Interest expense, net - adjusted (b)	(130)	167	(216)	506
Less: Taxes on income before equity in net income of associated companies – adjusted (c)	5,787	5,768	11,827	12,427
Non-GAAP net income	$20,929	$21,271	$39,751	$40,139

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	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.17	$1.44	$2.20	$2.40
Equity income in a captive insurance company per diluted share	(0.03)	(0.08)	(0.06)	(0.05)
Houghton combination and other acquisition-related expenses per diluted share	0.34	0.29	0.69	0.66
U.S. Transition tax adjustment per diluted share (c)	—	(0.09)	—	(0.09)
Pension and postretirement benefit costs, non-service components per diluted share	0.06	0.03	0.11	0.06
Charges related to the settlement of a non-core equipment sale per diluted share	0.02	—	0.02	—
Currency conversion impacts of hyper-inflationary economies per diluted share	(0.00)	0.00	0.01	0.02
Non-GAAP earnings per diluted share	$1.56	$1.59	$2.97	$3.00

(a)	Houghton combination and other acquisition-related expenses during the three and six months ended June 30, 2018 includes a $0.6 million gain on the sale of an available-for-sale asset recorded below operating income.

(b)	Interest expense, net – adjusted excludes $0.9 and $1.7 million of interest costs the Company incurred to maintain the bank commitment related to the Combination during both the three and six months ended June 30, 2019 and 2018, respectively.

(c)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. In addition, during the three and six months ended June 30, 2018, this also includes a U.S. Transition tax adjustment of $1.2 million.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to statements relating to the potential benefits of the Combination described above, our current and future results and plans, and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by steel, automobile, aircraft, appliance, and durable goods manufacturers. Other factors could also adversely affect us, including those related to the Houghton Combination and the integration of the combined company. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to the Company’s business could cause its results to differ materially from expected and historical results. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2018 as well as the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the SEC. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, the Company’s investor conference call to discuss its second quarter performance and the closing of the Combination is scheduled for August 2, 2019 at 7:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website. Visit the Investor Relations section of either www.quakerhoughton.com or www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a robust presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With 4,000 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$205,869	$221,962	$417,079	$434,017

Cost of goods sold	130,708	141,025	266,151	277,633

Gross profit	75,161	80,937	150,928	156,384
%	36.5%	36.5%	36.2%	36.0%

Selling, general and administrative expenses	50,026	54,083	101,481	104,090
Combination and other acquisition-related expenses	4,604	4,291	9,087	9,500

Operating income	20,531	22,563	40,360	42,794
%	10.0%	10.2%	9.7%	9.9%

Other income (expense), net	43	261	(592)	(108)
Interest expense	(1,283)	(1,602)	(2,497)	(3,294)
Interest income	550	571	988	1,060
Income before taxes and equity in net income of associated companies	19,841	21,793	38,259	40,452

Taxes on income before equity in net income of associated companies	4,800	3,668	9,729	9,224
Income before equity in net income of associated companies	15,041	18,125	28,530	31,228

Equity in net income of associated companies	608	1,245	1,019	929

Net income	15,649	19,370	29,549	32,157

Less: Net income attributable to noncontrolling interest	58	124	114	179

Net income attributable to Quaker Chemical Corporation	$15,591	$19,246	$29,435	$31,978
%	7.6%	8.7%	7.1%	7.4%

Share and per share data:
Basic weighted average common shares outstanding	13,304,248	13,267,504	13,297,953	13,256,327
Diluted weighted average common shares outstanding	13,352,255	13,297,388	13,345,315	13,287,946

Net income attributable to Quaker Chemical Corporation common shareholders - basic	$1.17	$1.44	$2.21	$2.40
Net income attributable to Quaker Chemical Corporation common shareholders - diluted	$1.17	$1.44	$2.20	$2.40

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2019	2018
ASSETS

Current assets
Cash and cash equivalents	$86,355	$104,147
Accounts receivable, net	210,347	202,139
Inventories, net	94,485	94,090
Prepaid expenses and other current assets	20,992	18,134
Total current assets	412,179	418,510

Property, plant and equipment, net	82,623	83,923
Right of use lease assets	24,828	—
Goodwill	83,296	83,333
Other intangible assets, net	59,855	63,582
Investments in associated companies	21,362	21,316
Non-current deferred tax assets	7,948	6,946
Other assets	32,439	32,055
Total assets	$724,530	$709,665

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$676	$670
Accounts and other payables	93,886	92,754
Accrued compensation	16,396	25,727
Other current liabilities	42,230	32,319
Total current liabilities	153,188	151,470

Long-term debt	11,788	35,934
Long-term lease liabilities	19,192	—
Non-current deferred tax liabilities	7,781	10,003
Other non-current liabilities	74,620	75,889
Total liabilities	266,569	273,296

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2019 - 13,337,896 shares; 2018 - 13,338,026 shares	13,338	13,338
Capital in excess of par value	97,602	97,304
Retained earnings	424,448	405,125
Accumulated other comprehensive loss	(78,881)	(80,715)
Total Quaker shareholders' equity	456,507	435,052
Noncontrolling interest	1,454	1,317
Total equity	457,961	436,369
Total liabilities and equity	$724,530	$709,665

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$29,549	$32,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,087	6,330
Amortization	3,615	3,698
Equity in undistributed earnings of associated companies, net of dividends	1,658	3,352
Deferred compensation, deferred taxes and other, net	(7,141)	177
Share-based compensation	1,672	1,975
Gain on disposal of property, plant, equipment and other assets	(39)	(599)
Insurance settlement realized	(306)	(481)
Combination and other acquisition-related expenses, net of payments	399	(1,445)
Pension and other postretirement benefits	(21)	(2,341)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(7,893)	(10,873)
Inventories	(257)	(11,301)
Prepaid expenses and other current assets	(1,969)	(2,323)
Accounts payable and accrued liabilities	(2,945)	1,407
Net cash provided by operating activities	22,409	19,733

Cash flows from investing activities
Investments in property, plant and equipment	(5,544)	(5,622)
Payments related to acquisitions, net of cash acquired	(500)	(500)
Proceeds from disposition of assets	70	668
Insurance settlement interest earned	131	47
Net cash used in investing activities	(5,843)	(5,407)

Cash flows from financing activities
Repayments of long-term debt	(24,040)	(287)
Dividends paid	(9,868)	(9,453)
Stock options exercised, other	(1,374)	(496)
Distributions to noncontrolling affiliate shareholders	—	(834)
Net cash used in financing activities	(35,282)	(11,070)
Effect of foreign exchange rate changes on cash	749	(3,346)

Net decrease in cash, cash equivalents and restricted cash	(17,967)	(90)
Cash, cash equivalents and restricted cash at the beginning of the period	124,425	111,050
Cash, cash equivalents and restricted cash at the end of the period	$106,458	$110,960